PLAN AND AGREEMENT OF MERGER


     This PLAN AND AGREEMENT OF MERGER (this "Plan and Agreement of Merger") is made as of the 15th day of February, 1991, by and between DENTMART GROUP, INC., a Colorado corporation (the "Subsidiary Corporation"), and DENTMART GROUP, INC., a Delaware corporation (the "Parent Corporation").


     WHEREAS, it is in the best interests of the Parent Corporation to effect a change of domicile from Delaware to Colorado, for the reason that a Colorado corporation is loss costly to maintain than a Delaware corporation due to the more favorable tax treatment afforded to corporations under Colorado law; and


     WHEREAS, the Subsidiary Corporation was formed for the express purpose of effecting said change of domicile from Delaware to Colorado; and


     WHEREAS, the Parent Corporation is authorized to issue 50,000,000 (fifty million) shares of Common Stock, par value $.001 per share, of which 45 million shares are issued and outstanding as of the date hereof; and


     WREREAS, the Subsidiary Corporation is authorized to issue 25,000,000 (twenty-five million) shares of Common Stock, par value $.0l per share, of which 100 (one hundred) shares are issued and outstanding as of the date hereof; and


     WHEREAS, the Parent Corporation owns all 100 (one hundred) shares of the issued and outstanding stock of the Subsidiary Corporation.


     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed as follows:

     1. MERGER. Upon the terms set forth herein, the Parent Corporation shall be
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merged with and into the Subsidiary Corporation,  and the subsidiary Corporation shall be the surviving corporation pursuant to the terms and provisions of this Plan and Agreement of Merger in accordance with the laws of the State of Delaware and the State of Colorado, The Certificate of Incorporation of the Subsidiary Corporation shall continue in effect and shall be its Certificate of Incorporation.

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     2.  SURVIVING  CORPORATION  TO SUCCEED TO  PROPERTIES  AND  OBLIGATIONS  OF
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CONSTITUENT CORPORATIONS.  Upon the effective date of the merger as set forth in
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Article  5 below,  the  Parent  Corporation  shall be  merged  with and into the subsidiary Corporation, the separate existence of the Parent Corporation shall cease and the Subsidiary Corporation shall continue in existence as the surviving corporation; whereupon, without further act or deed, all the property, real, personal and mixed, and franchises of the Parent Corporation and the Subsidiary Corporation, and all debts due on whatever account of either of them, including choses in action belonging to either of them, shall be taken and deemed to be transferred to and vested in the Subsidiary Corporation. The Subsidiary Corporation shall henceforth be responsible for all the liabilities and obligations for the Parent Corporation and the Subsidiary Corporation, but the liabilities of the Parent Corporation and the Subsidiary Corporation shall not be affected, nor shall the rights of creditors thereof or of any persons dealing with such corporations, or any liens upon the property of such corporations, be impaired by the merger, and any existing claim of either at such corporations nay be prosecuted to judgment as if the merger had not taken place, or the Subsidiary Corporation may be proceeded against or substituted in its place.

     3. FURTHER  ACTIONS.  If any time the Parent  Corporation or the subsidiary
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Corporation  shall  consider  or  be  advised  that  any  further   assignments,
conveyances or assurances in law are necessary or desirable to carry out the provisions hereof, the proper officers and directors of the Parent Corporation and the Subsidiary Corporation shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to carry out the provisions hereof.

     4. CONVERSION OF STOCK. On the effective date of the merger as set forth in
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Article  5 below,  all of the  issued  and  outstanding  shares  of stock of the
Subsidiary Corporation held in the name of the Parent Corporation shall be canceled, and the issued and outstanding Common Stock, par value $.OO1, of the Parent Corporation shall be converted into shares of Common Stock, par value $.01, of the subsidiary Corporation as follows: each holder of Common Stock of the Parent Corporation shall be entitled to receive one-tenth (1/10th) of a share of the Common Stock, par value $.01, of the Subsidiary Corporation for each share of Common Stock, par value $.001, so held in the Parent Corporation. Certificates evidencing the number of shares of stock held by a shareholder in the subsidiary Corporation shall be delivered as soon as practicable after surrender by such shareholder of certificates evidencing all shares of stock held in the Parent Corporation.

     5. EFFECTIVE  DATE. This Plan and Agreement of Merger and the merger herein
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provided for shall  become  effective  and the separate  existence of the Parent
Corporation, except insofar as it

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may be  deemed  continued  by  statute,  shall  cease  as soon as this  Plan and
Agreement of Merger shall have been adopted, approved signed, and acknowledged in accordance with the laws of the State of Delaware and the State of Colorado and certificates of its adoption and approval shall have been executed in accordance with such laws; and this Plan and Agreement of Merger shall have been filed in the office of the Secretary of State of the State of Delaware and in the office of the Secretary of State of the State of Colorado.

     6. BOARD OF DIRECTORS  AND OFFICERS.  On the effective  date of the merger,
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the officers  and members of the Board of  Directors  of the Parent  Corporation
shall resign, and the officers and members of the Board of Directors of the Subsidiary Corporation shall continue in office. The officers and members of the Board of Directors of the Subsidiary Corporation, and the respective positions which they hold, shall not be changed or in any way affected by the merger.

     7. SERVICE OF PROCESS.  The  Subsidiary  Corporation  agrees that it may be
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served with process in the State of Delaware in any proceeding  for  enforcement of any obligation of the Parent Corporation, as well as for enforcement of any obligation of the Subsidiary corporation arising from the merger, including any suit or other proceeding to enforce the right of any shareholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation taw, and the Subsidiary Corporation does hereby irrevocably appoint-the Secretary of the State of Delaware as its agent to accept service of process in any such suit or other proceedings. A copy of such process shall be mailed by the Secretary of state of the State of Delaware to the following address:

                      DENTMART GROUP, INC.
                      3250 Wilshire Boulevard, Suite 900
                      Los Angeles, California 90010

                      Attention: President

     8.  ABANDONMENT.  This Plan and Agreement of Merger may be abandoned by the
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mutual consent of the parties hereto, acting each by its Board of Directors,  at any time prior to the effective date of the merger. Upon abandonment, this Plan and Agreement of Merger shall become wholly void and of no effect and there shall be no further liability or obligation hereunder on the part of either of the parties hereto or its respective Board of Directors or shareholders.

     9.  COUNTERPARTS.  This Plan and Agreement of Merger may be executed in any
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number of counterparts, each of which shall constitute an original instrument.

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     IN WITNESS  WHEREOF,  the parties to this Plan and Agreement of Merger have duly executed it on the day and year first above written.


DENTEART  GROUP,  INC                       DENTMART  GROUP,  INC.
("Subsidiary Corporation")                  ("Parent Corporation")


/S/ Patrick C. Brooks                       /S/ Patrick C. Brooks
--------------------------------            --------------------------------
Patrick C. Brooks, President                Patrick C. Brooks, President


ATTEST:                                     ATTEST:


/S/ Stephanie A. Brooks                     /S/ Stephanie A. Brooks
--------------------------------            --------------------------------
Stephanie A. Brooks, Secretary              Stephanie A. Brooks, Secretary


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